Exhibit 4.20

FIFTH SUPPLEMENTAL INDENTURE

dated as of December 14, 2017

to the

INDENTURE

dated as of May 19, 2015

among

CASCADES INC.,

THE SUBSIDIARY GUARANTORS named therein, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of December 14, 2017, among MCBXCCC Packaging Inc., an Ontario corporation (the “Guaranteeing Subsidiary”), Cascades Inc., a corporation organized under the laws of the Province of Québec, Canada (the “Company”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, each of the Company, the Subsidiary Guarantors named therein and the Trustee have heretofore executed and delivered an indenture dated as of May 19, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of its 5.75% Senior Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Subsidiary Guarantors, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Fith Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.          Defined Terms. As used in this Fifth Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fifth Supplemental Indenture refer to this Fifth Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1.          Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

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SECTION 2.2.          Subsidiary Guarantee. The Guaranteeing Subsidiary agrees to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article 10 of the Indenture on a senior basis and this Fifth Supplemental Indenture shall constitute evidence of the Guaranteeing Subsidiary’s Subsidiary Guarantee.

ARTICLE III

MISCELLANEOUS

SECTION 3.1.          Notices. All notices and other communications to the Guaranteeing Subsidiary shall be given as provided in the Indenture to the Guaranteeing Subsidiary, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2.          Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Fifth Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3.          Governing Law. This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4.          Severability. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5.          Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.6.          Ratification of Indenture; Fifth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.7.          The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Fifth Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.8.          Counterparts. The parties hereto may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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SECTION 3.9.          Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

SECTION 3.10.         Headings. The headings of the Articles and the Sections in this Fifth Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.11.         FATCA. This Fifth Supplemental Indenture has not resulted in a material modification of the issuance for purposes of the Foreign Account Tax Compliance Act (FATCA) provisions of the Internal Revenue Code.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

CASCADES INC.

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Chief Legal Officer
and Corporate Secretary

MCBXCCC PACKAGING INC.,
as the Guaranteeing Subsidiary

By:	/s/ Charles Malo
	Name:	Charles Malo
	Title:	President

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as Trustee

By:	/s/ Melissa A. Hancock
	Name:	Melissa A. Hancock
	Title:	Vice President